Exhibit 99.1

NCO Group, Inc.

Fourth Quarter 2009 Investor Conference Call

Moderator: Michael Barrist

April 6, 2010

11:00 am ET

Operator:

Good morning, ladies and gentlemen. My name is Sarah and I will be your conference operator today. At this time, I would like to welcome everyone to the NCO fourth quarter results conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during that time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. Barrist, you may begin your conference.

Michael Barrist:

Great. Thank you, operator and thank you everyone for joining NCO Group’s conference call for the fourth quarter of 2009. Statements in this conference call and in our press release issued April 1st, other than historical facts, are forward-looking statements as defined under Federal Securities Laws. Actual results might differ materially from those projected in the forward-looking statements.

Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics. I will review in detail the quarterly financial and operational highlights for each of our divisions, including new business and trends in the growth of profitability of each operating unit. I will also discuss our outlook for the business in 2010. After my prepared remarks, John Schwab, our Chief Financial Officer, will provide a detailed review of this quarter’s financial results.

We will then open up for questions.

For the fourth quarter, NCO reported revenue of $409.5 million and Adjusted EBITDA of $47.8 million and a net loss attributable to NCO of $52.3 million. These results were below our revenue and profitability expectations for the quarter. Adjusted EBITDA excludes non-cash allowances for impairments of $11.4 million and $7.9 million of restructuring and other non-recurring charges.

This compares to Adjusted EBITDA of $48.0 million for the same period last year, which is exclusive of a non-cash allowance for portfolio impairments of $35.7 million as well as $1.4 million of restructuring charges.

NCO’s Adjusted EBITDA margin for the fourth quarter of 2009 was 14 percent, as compared to 13.5 percent for the prior year’s fourth quarter. The Adjusted EBITDA margins are calculated excluding reimbursable costs and fees that are included in both revenue and expense, which was $66.7 million for the fourth quarter of 2009 as compared to $6.9 million for the fourth quarter of 2008. The increase in reimbursable costs and fees was related to our acquisition of Total Debt Management in August of 2009.

NCO is organized into three operating units — Accounts Receivable Management or ARM, Customer Relationship Management or CRM and Portfolio Management or PM.

During the fourth quarter of 2009, the ARM division operated below its revenue and profitability targets as a result of the current economic climate and its impact on collections as well as reductions in client volumes and average balances. Additionally, reductions in the amount of portfolios purchased by our Portfolio Management division adversely impacted this division as well. I will discuss this in more detail in a few moments.

During a typical economic downturn, the ARM industry experiences a decrease in collectibility and an increase in placements due to a rise in delinquencies. While we have seen the predictable decrease in collectibility, the impact of the reduction in overall credit in conjunction with fewer major purchases by consumers has caused our opportunity in new volume to be lower than what we have experienced in previous downturns.

Additionally, decreased overall credit card activity has resulted in reductions in volume within certain of our active account management businesses such as fraud calling. NCO’s operating model dynamically manages expenses taking into consideration current revenue trends and seasonality- cutting expenditures where appropriate and in some cases, increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions. This business model, in conjunction with our foreign labor initiatives, also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels while also aggressively pursuing incremental client opportunities from the same clients.

During the quarter, we continue to execute on our plan to drive more of our labor requirements to cost effective geographies. This balancing of our labor between domestic, near-shore and off-shore locations has allowed us to better meet the increased needs of our ARM clients in the early stages of delinquency management as well as expand the near-shore and off-shore collections of domestic bad debt contingency accounts.

At the close of the quarter, this division had approximately 800 employees in the Philippines, 710 employees in India, 570 employees in Canada, 510 employees in the Caribbean and 220 employees in Central America available to deliver services to U.S. ARM clients.

Offering our clients the most cost-effective and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in broader BPO.

While this division continues to be impacted by current economic trends, we are extremely pleased with its performance amongst its peers at our key clients, as well as the ability of this management team to effectively manage costs.

During the quarter, ARM continued to benefit from its treatment as a “preferred partner” by many of our clients, who when facing volume challenges moved incremental work to NCO, to the detriment of our competitors. This level of client loyalty helped us to maintain our EBITDA margins throughout the quarter.

Additionally, during the third quarter of 2009, we continued to execute on our strategy of expanding our presence in the consumer litigations space with our purchase of Total Debt Management. NCO believes that over time, increased pressure from regulators will cause many consumer credit grantors to increase their use of litigation as a core collection tool.

During the fourth quarter, CRM operated below its revenue and profitability targets primarily as a result of lower than expected volumes from existing clients. As we previously discussed, the CRM division continued to work with its clients as they continued to reforecast their needs through 2009 and 2010, including their needs specific to the holiday season which was lower than our clients originally anticipated.

In several cases, the CRM division received the same “preferred partner” treatment related to volume, which was consistent with the client loyalty behavior we experienced in our ARM division.

While we believe that our CRM division is well positioned to capitalize on incremental opportunity in the market, and is one of our strongest growth opportunities over the next few years, this division continues to be impacted by client volume limitations. I am going to speak about our view on 2010 in a few moments. We have budgeted for 2010, assuming that our current CRM clients will continue to have volume challenges for the foreseeable future. With that said, one of our largest CRM clients has awarded us a new piece of business to offset some of the general reductions. This is just one example of our strong relationships with this division’s clients are yielding tangible opportunities to preserve existing volumes and add new seats. Additionally, our sales pipeline remains very strong.

At the end of the quarter, this division had approximately 5,900 employees in the Philippines, 2,500 employees in Panama, 840 employees in Guatemala, 800 employees in Canada and 300 employees in the Caribbean to deliver service to U.S. CRM clients. Based on client requests for additional capacity, we continue to carefully look to new geographies and continue to focus on redeployment of existing idle capacity.

During the fourth quarter, the Portfolio Management division was below its revenue and profitability targets. The lower results were primarily attributable to fewer than expected purchases during 2009 and the continued weakening in our ability to collect on many of our vintage portfolios.

As we have previously discussed, we continually evaluate the assets we own to ensure that our carrying value is appropriate based on current consumer payment trends. This process resulted in a valuation allowance, or an impairment charge, of approximately $6.4 million during the fourth quarter of 2009, as compared to $35.7 million during the fourth quarter of 2008.

2009 presented many challenges and opportunities for NCO, as continued pressure on our client volumes pressured our revenue assumptions for the year. With that in mind, I am pleased that we were able to come very close to meeting our profitability objectives for the year 2009 and that our careful management of our balance sheet and cash allowed us to repay over $100 million in senior debt.

We are entering 2010 with the assumption that our operating environment will remain challenged both in volumes and our ability to collect from consumers. During 2010, our strategy for our ARM and CRM business units will be to continue to focus on operational efficiencies, cost control, and the expansion of our client base and service offerings. While these endeavors will help us to maximize our opportunity, we currently expect to experience a decline of revenue and profitability during 2010 in our ARM and CRM divisions.

In addition, the ongoing difficult collection environment in conjunction with the regulatory changes we believe are forthcoming, has led us to the conclusion that the ongoing purchase of delinquent accounts receivable is not in the best interest of our shareholders.

As a result of this decision, we will limit purchases in 2010 to existing commitments and we will focus on maximizing the cash potential from our existing portfolios. This change will also allow us to focus our attention on growing our service business using the future cash flows from the existing portfolios to repay senior debt.

Based on the current operating environment and our decision to limit the purchase of delinquent accounts receivable in 2010, we currently expect that Adjusted EBITDA for 2010 will decrease by approximately 15 percent when compared to 2009.

We believe the decrease from Portfolio Management is outweighed by the potential long-term benefits to be realized by refining our business strategy. Being first and foremost a service provider will allow us to maximize opportunities as consumer behavior improves and as our clients begin to grow their customer base.

I’ll now turn the call over to John Schwab for a financial review of the quarter.

John Schwab:	Thanks, Michael.

Revenue for the fourth quarter of 2009 was $409.5 million. This represents an increase of $47 million or 13 percent from the fourth quarter of last year. The Company reported Adjusted EBITDA of $47.8 million and a net loss attributable to NCO of $52.3 million. In the prior year, the Company reported Adjusted EBITDA of $48.0 million and a net loss attributable to NCO of $286.6 million.

Adjusted EBITDA for the fourth quarter of 2009 excludes $11.4 million of non-cash allowances for impairment which is comprised of a $6.4 million allowance for impairment of purchased accounts receivable and $5.0 million allowance for the impairment of a note receivable. 2009 Adjusted EBITDA also excludes $7.9 million of restructuring and other non-recurring charges. Adjusted EBITDA for the fourth quarter of 2008 excludes $35.7 million of impairments for purchased accounts receivable and restructuring charges of an additional $1.4 million.

Included in the fourth quarter net loss was a $30.0 million non-cash impairment of goodwill and other intangible assets. Due to the expected impact of the economic environment on our client’s business in 2010, we reduced our budgeted volumes from certain of our CRM clients in the fourth quarter of 2009, and as a result, our 2009 annual impairment test for goodwill indicated that the carrying value of our CRM reporting unit exceeded its fair value and we recorded a goodwill impairment charge of $24.7 million. In addition, during 2009, we began to reduce our purchases of portfolios of accounts receivable and made a decision to minimize further investments in purchased accounts receivable in the future. This decision resulted primarily from the continuation of the difficult collection environment, the competitive market for portfolio investments, as well as potential regulatory changes affecting the purchased accounts receivable business. As a result of this decision, we recorded an impairment charge of $5.3 million for the Portfolio Management reporting unit’s customer relationship intangible assets. This $30.0 million intangible asset impairment compares to $289.5 million of non-cash impairments of goodwill and other intangibles that were recorded in 2008. These are all non-cash charges that do not affect the Company’s cash flows from operations or its liquidity position.

Breaking down the revenue into components, the ARM division reported a $330.5 million of revenue this quarter which is an increase of 11.5 percent compared to $296.4 million last year. ARM revenue for the fourth quarter of 2009 included $67.3 million of reimbursable costs and fees compared to only $8.3 million in the prior year. Excluding these reimbursable costs and fees, ARM revenue decreased $24.9 million or 8.6 percent in the prior year.

This decrease was primarily attributable to lower overall collections and a more difficult business environment which had an impact on most of our business lines including financial services, healthcare, education, and portfolio servicing.

In addition, ARM revenue included $12.3 million for services performed for our Portfolio Management division during the fourth quarter of this year which is down $3.2 million from $15.5 million last year.

CRM reported revenue of $85.8 million this quarter which is a decrease of 13.2 percent compared to $98.9 million of revenue in the fourth quarter of last year. This decrease was attributable to lower volumes from existing clients due to the impact of the economy on their businesses. This was offset partially by higher volumes from new clients related to the implementation of new contracts during 2008 and 2009.

The Portfolio Management division reported revenue of $8.2 million this quarter as compared to a negative ($14.8) million in the fourth quarter of last year. Included in the revenue for the fourth quarter of 2009 was a $6.4 million portfolio impairment charge which is recorded as a reduction in revenue, as compared to a $35.7 million charge which was recorded in the fourth quarter of last year. Excluding the effect of portfolio impairments, revenue was $14.6 million this quarter as compared to $20.9 million last year. The decrease is primarily the result of lower portfolio purchases as well as the impact of the same weaker collection environment on collections.

Since these impairments are based on our current expectations for collections on existing portfolios, if consumer payment patterns decline further, we may need to record additional allowances for impairment. If consumer payment patterns are better than currently expected, we can recoup a portion of the impairment allowances.

There were no sales of purchased accounts receivable this quarter. Currently, the resale environment is not very favorable and we do not expect significant sales in the near future. During the fourth quarter of last year, the Portfolio Management division had sales revenue of $503,000.

Cash collections on our portfolios purchased during the fourth quarter were $31.8 million compared to $39.4 million in the same quarter of last year excluding proceeds from the portfolio sales in 2008. The decrease from last year was due to the more difficult collection environment as well as the lower portfolio purchases that we previously mentioned.

Moving on to expenses, before I begin, I want to note that the following discussions of expenses as a percent of revenue exclude the reimbursable costs and fees from revenues. On an overall basis, our payroll and related expenses as a percent of revenue decreased to 55.3 percent as compared to 58.2 percent in the fourth quarter of last year. The decrease from the prior year was primarily due to the impact of the off-shore labor initiatives and the impact of the integration efforts following the OSI integration.

On an overall basis, our selling, general and administrative expenses as a percentage of revenue decreased to 34.2 percent as compared to 37.1 percent from last year primarily resulting from the positive impact of the cost saving initiatives in the ARM division.

For the fourth quarter of 2009, we recorded an income tax benefit of $110,000 as compared to last year’s benefit of $45.8 million. The decrease in the income tax benefit was due primarily to the larger intangible asset impairment charge in the fourth quarter of last year, which is a non-deductible permanent item for income tax purposes as well as the recognition of a valuation allowance on certain domestic net deferred tax assets.

And lastly, I’m going to give some notes on our financial condition.

During the quarter, the Company purchased accounts receivable with a face value of $439.7 million for a total purchase price of $8.7 million. During the fourth quarter last year, we had purchased accounts receivable with a face value of $727.9 million for a total purchase price of $17.5 million.

Capital expenditures in the fourth quarter were $5.9 million or 1.4 percent of revenue for the quarter which is below our typical expectation of three percent of revenue.

During the quarter, our accounts receivable days outstanding decreased slightly to 47 days from 49 days last quarter. At December 31, 2009, the Company had $39.2 million of cash and equivalents.

During 2009, we repaid $103.8 million of debt under our senior credit facility and in addition, we repaid $23.4 million of debt under our nonrecourse credit agreement. At December 31, 2009, we had $17 million outstanding on our revolving credit facility and $11.8 million of outstanding letters of credit. In addition, in March 2010, we made a required excess cash flow payment under our senior credit facility of $24 million.

Due to the expected impact of the economic environment on our clients business and the resulting expected impact on our 2010 financial results as well as scheduled financial covenant ratio adjustments required under our senior credit facility in 2010, we became uncertain of our ability to remain in compliance with the financial covenants throughout 2010. Therefore, on March 31, 2010, we amended our senior credit facility to among other things: adjust our financial covenants, including increasing the maximum leverage ratios and decreasing minimum interest coverage ratios; require quarterly mandatory repayments on our term loan borrowings of 75 percent of net portfolio collections from our purchased accounts receivable business; increase our annual payments required to be made to an amount of 75 percent from 50 percent of our annual excess cash flows; and, we also have agreed to limit our investments of our purchased accounts receivable to $20 million in 2010 and $10 million in 2011 and each year thereafter.

As demonstrated in 2009, and as we previously discussed, we continue to focus on increasing our liquidity through debt reduction, working capital management, and strict control of investments including capital expenditures and portfolio purchases.

As Michael just discussed, we currently expect to limit our portfolio purchases in 2010 for certain of our non-cancelable forward flow commitments. Additionally, we may opportunistically purchase accounts receivable that will allow us to leverage meaningful third party servicing contracts. We believe that this change will have the effect of increasing the cash flow contribution significantly as we continue to collect while not using significant cash flows for new purchases.

During the quarter, we had repayments net of borrowings of $4.4 million of debt under our nonrecourse credit facility and as of December 31, 2009, the total amount outstanding under this facility was $14.3 million including the market value of our lender’s residual interest which was $2.1 million.

During the fourth quarter of 2009, the Company completed the sale of a print and mail business that was acquired with the OSI acquisition in early 2008. The sale price was approximately $20 million and is subject to post-closing adjustments. Proceeds from the sale, net of expenses, was approximately $18.3 million which was used to repay the term loan in the fourth quarter.

At December 31, 2009, our leverage ratio was 4.59 compared to a maximum of 5.5 and our interest coverage ratio was 2.3 as compared to a minimum of 1.85. We are currently in compliance with all of our debt covenants and we believe that we will be able to finance our current operations, plan capital expenditure requirements, internal growth and debt service obligations at least to the next 12 months with the funds generated from our operations as well as our existing cash and available borrowings under our senior credit facility.

And now, I’ll turn things back to Michael.

Michael Barrist:	Thank you, John.

Operator, can we please open up for questions?

Operator:

At this time, ladies and gentlemen, if you would like to ask a question please press star one on your telephone keypad. Once again, that is star-one. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Bill Sutherland with Boenning Inc.

William Sutherland:	Hey, Michael.

Michael Barrist:	Hey, Bill, how are you?

William Sutherland:

Good, good. On the portfolio business, my takeaway was there are two things that are limiting what you might do there. One is the covenants that you’ve adjusted, and then the second being you mentioned some regulatory issues, so I guess I’m asking what’s primarily driving the decision to restrict purchases?

Michael Barrist:

The covenant issue is secondary to the decision. The decision was reached before we amended the bank line. Obviously, the lenders want to focus on debt repayment so given that we’ve already reached the business decision, it was not a big issue, given the limitation that we were going to enact ourselves.

As far as what’s driving the decision, that is a question we get a lot because there’s a lot of mixed messages in the marketplace about is the purchase business good or bad? And the way I would explain this is, for NCO, given the fact that the majority of our business has become healthcare-related, and given the fact that we are really a service business and our purchase business has always been an opportunistic kind of add-on piece of business, we looked at that, we looked at the return on capital given our capital structure, and we reached a conclusion that it’s not the right place for us to be spending our dollars right now.

Again, because of the healthcare business, there’s been a bunch of changes from a regulatory perspective there. There is some movement amongst the AGs and amongst many states to limit some collection activities, we believe that in general the regulatory climate for the collection of bills, and maybe a little more specific to purchase portfolio, will get much more dramatic given the current administration, some of the current things we hear on the news, and we just reached a conclusion that it wasn’t the right place for us to be spending our capital right now.

Now, we have reserved a small amount of money in our operating plan to the extent we can co-invest or do something that creates service revenue, we are not opposed to doing that but again, our focus is going to be to position the Company as a service provider and we also think that will bond us tighter with some of the other pure play debt purchase companies and create servicing opportunities there as well.

We have a lot of them as clients and some of that business has been inhibited by the fact that we were competitors and we have already seen, since we’ve reached this decision, some opportunities opening up with some of them as well to either buy something small with them or source deals to them and keep the servicing, and so we think it’s the better place for us to be.

William Sutherland:	OK. And then on the services side, what kind of growth are you thinking is possible in 2010 both in ARM and CRM?

Michael Barrist:

Basically, when we constructed the budget, we actually have small revenue declines in both ARM and CRM primarily based on volume. We have a pretty good handle with the clients as to where volume is, and credit compression in general has been pretty meaningful for us on the ARM side.

The lack of transactional activity in the front end of the ARM business, fraud calling, early stage delinquency calls, the fact that consumers aren’t basically running clicks on their credit cards and aren’t doing major purchases to the extent they were before has all been impactful so we actually have revenue contracting in ARM and CRM in 2010 and specifically the CRM, it’s really just client volume, thereafter, we will build some growth into the model, small amounts of growth going forward but we have not assumed any recovery in 2010.

Now, the pipeline is full, we have one client that had contracted that is giving us another piece of business to make up for some of that and we’re always going to try and increase volume. We feel we are best-positioned to gain that volume and we are very optimistic about the fact that we are seeing credit card solicitations up, I think the number was 90 percent.

William Sutherland:	Yes.

Michael Barrist:

That’s not planned in our budget and really, that’s what we need but from a financial planning perspective, making the assumptions that things are going to be the way they are for the foreseeable future through 2010.

William Sutherland:	No economic kickers?

Michael Barrist:

Again, but keep in mind, economic kickers certainly help the CRM business first and as our client does get better, some of the clients are already saying that they expect a busier Christmas this year than last year.

So there is some good news there on the front end of it, that gets followed by the front end of the ARM business, the things that are click related like fraud calls and past due reminders and those types of things, pick up rate behind, the bad debt business always takes longer to pick up from a collectability perspective and that’s just the fact of we are trying to get consumers motivated to go buy things today. It’s a little harder obviously to get consumers to pay for things they bought three years ago that they may not even have anymore.

William Sutherland:	Correct, correct.

Michael Barrist:	Its just the timing in my mind, I think we feel that we are on the front end of the recovery, it’s just how it’s going to roll through the business.

William Sutherland:	Great. OK. Good luck with everything.

Michael Barrist:	Thank you.

Operator:	Your next question comes from the line of Hugh Miller with Sidoti & Company.

Hugh Miller:	Hey, good morning.

Michael Barrist:	Good morning.

Hugh Miller:

I was wondering if you can just talk a little about what you guys have experienced considering you are operating both in the Philippines and India with productivity in those two areas and whether or not you’re finding one that’s kind of stronger than the other?

Michael Barrist:

Sure. Well, first of all, our presence in India has been kind of at a consistent level for the last five to six years, ranging between 700 and 900 bodies on the payroll. It’s two specific clients, it is accounts receivable collection business and it’s the kind of thing where it’s there, it’s fairly productive, and the client wants to be there.

We have not really built out anything in addition in India. Most of our building out has been in the Philippines, the Caribbean, Panama and now in Guatemala. And from productivity perspective, of those areas where we are building, I will tell you the Philippines, probably right now, still has the highest productivity but, we are seeing good productivity really across the board.

I mean, they’re pretty good coveted jobs, and in a place like the Philippines, you always get concerned about competition because everybody runs to the place where the labor force is cost effective and they do a good job. But right now, we have enough critical mass there that we feel pretty strong that we continue to deliver very, very strong results there.

In the economy as clients recover, there’s more of a trend to move stuff off-shore just internal to all businesses, everyone is trying to get way more efficient so we feel we’re best positioned. And we’re looking at some new geographies as well such as South Africa, which is a place that we may want to move into as well as expansion where we currently are.

We don’t really foresee expanding India. We don’t have critical mass there and it’s just — from a labor force, for the type of work we do, the employees see it as more of a transitional job, it’s not the jobs they want so a lot of college grads and what not in India will only take call center jobs as a stepping stone.

Hugh Miller:	OK, so I guess maybe it’s also more of your strategy trying to drive out cost in the business. And so that may play into why it may work better for you in the Philippines than in India?

Michael Barrist:

Yes, if we were in the software development business or something highly technical, we may feel differently because for a lot of people India is a great workforce. But again, in the Philippines, we hire a lot of people that are high school level who want a job in a call center and will come to work, who enjoy it and grow with us and get promoted. Whereas in India, we’ve gotten to a base of people but the ability to scale there is very, very hard. The turnover is higher and computer programmers that can’t get a job at computer programming to work on a call center environment really is not efficient for us.

Hugh Miller:	Yes, that’s certainly understandable. And did you guys put out what the forward flow commitment is for 2010?

Michael Barrist:	We did not but the limitation we have agreed to with the bank is $20 million so you can kind of work backwards with that.

Hugh Miller:

Yes. That’s a good point. And I know you guys have mentioned the schedule and I can check the transcript, but what’s the limitation on a go-forward basis I think you guys have mentioned for the 2011-2012?

Michael Barrist:	Yes, it drops to $10 million, so it’s $20 million in 2010 and then it drops to $10 million for what I’ll call money to be available to do other things so you can kind of work backwards from that.

Hugh Miller:	Yes.

John Schwab:	And in our 10-K, we do disclose the forward flow commitment and for 2010 it’s just over $10 million.

Hugh Miller:	OK, all right. Great. Thank you very much.

Michael Barrist:	Sure.

Operator:	At this time, there are no further questions.

Michael Barrist:	Great. Thank you, operator.

I’d like to thank everyone for joining us today. As always, if you have additional questions, please feel free to call John Schwab, Brian Callahan and myself.

Operator:	This concludes today’s conference call. You may now disconnect.

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